SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                            FINGERHUT COMPANIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transactions applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                        [LOGO] FINGERHUT COMPANIES, INC.

                                4400 BAKER ROAD
                         MINNETONKA, MINNESOTA 55343


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 6, 1998

TO THE SHAREHOLDERS OF FINGERHUT COMPANIES, INC.:

Notice is hereby given that the Annual Meeting of the Shareholders of Fingerhut Companies, Inc. (the "Company") will be held at 11:00 a.m. (Minneapolis time) on Wednesday, May 6, 1998, at the Minneapolis Hilton, 1001 Marquette Avenue South, Minneapolis, Minnesota, for the following purposes:

    1. To elect three Class II directors, each to serve for a three-year term and until his or her successor is elected and qualified.

    2. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the 1998 fiscal year.

Only holders of record of the Company's Common Stock at the close of business on March 19, 1998, will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                    BY ORDER OF THE BOARD OF DIRECTORS

                                    /s/ Michael P. Sherman
                                    Michael P. Sherman
                                    Secretary

March 31, 1998

                               PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 6, 1998

This proxy statement is provided in connection with the 1998 Annual Meeting of Shareholders of Fingerhut Companies, Inc. (the "Company"), which will be held at 11:00 a.m. on Wednesday, May 6, 1998 at the Minneapolis Hilton, 1001 Marquette Avenue South, Minneapolis, Minnesota, and any adjournment thereof. The accompanying proxy is solicited by the Board of Directors of the Company. The Company's principal executive offices are located at 4400 Baker Road, Minnetonka, Minnesota 55343.

The Board of Directors has proposed two items of business to be considered at the Annual Meeting: (1) the election of three Class II directors; and (2) ratification of appointment of independent auditors for the fiscal year ending December 25, 1998. The Board of Directors knows of no other matters to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named in the proxy will vote on such other matters and/or for other nominees in accordance with their best judgment.


The Board of Directors recommends that an affirmative vote be cast in favor of all nominees and the proposals listed in the proxy (or voting instructions) card. By completing and returning the accompanying proxy, the shareholder authorizes the individuals designated on the face of the proxy, to vote all shares for the shareholder. All returned proxies that are properly signed and dated will be voted as the shareholder directs. If no direction is given, executed proxies will be voted FOR each of the nominees and the listed proposals. Regardless of the size of your holdings, you are encouraged to complete and return the proxy or voting instructions card so that your shares may be voted at the Annual Meeting. Except for shareholders who hold shares in the Plans (as defined below), a proxy may be revoked by a shareholder at any time before it is voted at the Annual Meeting by giving notice of revocation to the Company in writing, by execution of a later dated proxy, or by attending and voting at the Annual Meeting.


If you participate in the Fingerhut Corporation Profit Sharing and 401(k) Savings Plan, the Fingerhut Corporation Fixed Contribution Retirement Plan, the Fingerhut Retirement Plan, the Figi's Inc. Profit Sharing and 401(k) Savings Plan or the TDI Bargaining Unit Retirement Plan, each an employee benefit plan of the Company (collectively, the "Plans"), please return your proxy in the envelope provided by April 29, 1998. Norwest Bank Minnesota, N.A., the vote tabulator, will calculate the votes returned by all holders in the Plans. Putnam Fiduciary Trust Company, the Trustee for the Plans, will act as your proxy for shares of common stock held in your Plan account. If your voting instructions are not received by April 29, 1998, those shares will be voted by the Employee Benefits Advisory Committee in its absolute discretion. Holders of shares in the Plans will not be permitted to vote at the Meeting.

Shares voted as abstentions on any matter (or a "withhold vote for" as to directors) will be counted for purposes of determining the presence of a quorum at the Annual Meeting and treated as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy that indicates the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters.

This proxy statement and the accompanying form of proxy are being sent or given to shareholders beginning on or about March 31, 1998, along with the Company's 1997 Annual Report to Shareholders.

Holders of record of the Company's common stock, $.01 par value (the "Common Stock"), at the close of business on March 19, 1998, will be entitled to vote on all matters at the Annual Meeting. Each share will be entitled to one vote. On March 19, 1998, a total of 46,482,741 shares of Common Stock were outstanding.

All expenses in connection with the solicitation of this proxy will be paid by the Company. Officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone or electronic transmission.

                                 PROPOSAL 1:
                            ELECTION OF DIRECTORS

In accordance with the terms of the Company's Amended and Restated Articles of Incorporation, the Board of Directors is divided into three classes, designated as Class I, Class II and Class III, respectively, with staggered three-year terms of office. At each annual meeting, directors who are elected to succeed the class of directors whose terms expire at that meeting will be elected for three-year terms. At the Annual Meeting, three Class II directors will be elected to hold office for three-year terms that will expire at the annual meeting of shareholders to be held in 2001 and until their successors are elected and qualified. The Board of Directors has designated Stanley S. Hubbard, Kenneth A. Macke and Christina L. Shea as nominees for reelection to the Board of Directors of the Company. Each of the nominees has consented to serve as director, if elected. If any of the nominees becomes unable to accept nomination or election, the enclosed proxy will be voted for the election of a nominee designated by the Board of Directors, unless the Board reduces the number of directors on the Board of Directors or unless the shareholder indicates to the contrary on the proxy. The affirmative vote of a majority of the shares of Common Stock entitled to vote and present in person or by proxy at the Annual Meeting is required for election of each nominee. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

Certain biographical information furnished by the Company's directors and nominees, and the directors' respective terms of office, is presented below.

NOMINEES FOR ELECTION AT THE ANNUAL MEETING:
STANLEY S. HUBBARD (age 64) has been a director of the Company since 1990. Mr. Hubbard is a Class II director whose term expires at the Annual Meeting. For more than the past five years he has been Chairman of the Board, President and Chief Executive Officer of Hubbard Broadcasting, Inc. (a privately-held communications company); he is also an executive with several other entities affiliated with Hubbard Broadcasting, including Conus Communications, a satellite news gathering company. He is the founder and Chairman of the Board of United States Satellite Broadcasting Company, Inc.

KENNETH A. MACKE (age 59) became a director of the Company in February 1997. Mr. Macke is a Class II director whose term expires at the Annual Meeting. He is the retired Chairman of the Board, Chief Executive Officer and Chairman of the Executive Committee of Dayton Hudson Corporation ("DHC"), a general merchandise retailer. He joined Dayton's as a merchandise trainee and advanced through various management positions at Dayton's and Target. He served as President of DHC from 1981 to 1984. He was elected Chief Operating Officer of DHC in 1982, Chief Executive Officer of DHC in 1983, Chairman of the Board of DHC in 1984 and Chairman of the DHC Executive Committee in 1985. He is a director of U.S. Bancorp (formerly, First Bank System, Inc.), General Mills, Inc., Unisys Corporation and Carlson Companies, Inc. He is also the general partner of Macke Partners, a private venture capital firm.

CHRISTINA L. SHEA (age 44) became a director of the Company in April 1997. Ms. Shea is a Class II director whose term expires at the Annual Meeting. Since December 1994, she has been president of Betty Crocker Products, a division of General Mills, Inc. From February 1992 to December 1994, she was vice president, general manager of BC Main Meals, a business unit of General Mills, Inc.

CONTINUING DIRECTORS:
THEODORE DEIKEL (age 62) has been Chairman of the Board, Chief Executive Officer and President of the Company since 1989. Mr. Deikel is a Class III director whose term expires at the 1999 Annual

Meeting. From 1985 until rejoining the Company, Mr. Deikel served as Chairman and Chief Executive Officer of CVN Companies, Inc., a direct marketing company using television and direct mail. From 1979 to 1983, Mr. Deikel was Executive Vice President of American Can Company (a predecessor of The Travelers Inc.) and Chairman of American Can Company's specialty retailing division, which included the Company. In addition, Mr. Deikel was Chief Executive Officer of Fingerhut Corporation from 1975 to 1983.

WENDELL R. ANDERSON (age 65) has been of counsel to the law firm of Larkin, Hoffman, Daly and Lindgren, Ltd. since 1991, and was a partner in the firm for at least five years prior to that time. The law firm provides legal services to the Company from time to time. Mr. Anderson has been a director of the Company since 1990. He is a Class III director whose term expires at the 1999 Annual Meeting. He is a former United States Senator and former Governor of the State of Minnesota, serves on the board of the University of Minnesota Foundation and is also a director of National City Bancorporation, Evans Environmental Corporation and Turbodyne Technologies, Inc.


EDWIN C. GAGE (age 57) has been a director of the Company since 1992. Mr. Gage is Chairman and Chief Executive Officer of Gage Marketing Group LLC (integrated marketing services), which he formed in January 1992. He was Chief Executive Officer of Carlson Companies, Inc. from 1989 to 1991 and Chief Operating Officer from 1985 to 1989. Mr. Gage is a Class III director whose term expires at the 1999 Annual Meeting. Mr. Gage is also a director of SuperValu Inc., Carlson Holdings, Inc., Minnegasco Advisory Board; and an advisory board member for the Kellogg Graduate School of Management at Northwestern University.


DUDLEY C. MECUM (age 63) has been a director of the Company since 1990. Mr. Mecum is a Class I director whose term expires at the 2000 Annual Meeting. Since July 1997, he has been a managing director of Capricorn Investors, LLC (leveraged buy-outs). For more than five years prior thereto, he was a partner in the firm of G.L. Ohrstrom & Co. (merchant banking). Mr. Mecum is also a director of Metris Companies Inc., an 83% owned subsidiary of the Company ("Metris"), Travelers Group Inc., Travelers Property Casualty Corp., Lyondell Petrochemical Corporation, Vicorp Restaurants, Inc., DynCorp, and Suburban Propane Partners, L.P.

JOHN M. MORRISON (age 61) became a director of the Company in November 1996. Mr. Morrison is a Class I director whose term expires at the 2000 Annual Meeting. For more than the past five years, he has been Chairman of the Board of the Central Bank Group. Mr. Morrison is also a trustee of the University of St. Thomas and a director of Fairview Corporation.

The Board of Directors has established Executive, Compensation and Audit Committees. The Company does not have a nominating committee.

The Executive Committee is authorized to exercise the full power of the Board of Directors in the management and conduct of the business affairs of the Company during the interim between meetings of the Board. The Executive Committee may also review and make recommendations to the Board of Directors with respect to various corporate matters. The current members of the Executive Committee are Messrs. Anderson and Deikel. During the fiscal year ended December 26, 1997, the Executive Committee met four times.

The Compensation Committee sets the compensation of all the Company's officers whose base annual salary exceeds $200,000, approves, adopts and administers compensation plans, administers and grants stock options under the Company's stock option plans, reviews administration of the Company's benefit plans and reviews and makes recommendations to the Board of Directors on matters relating to compensation of all officers. During the fiscal year ended December 26, 1997, the Compensation Committee met six times. The current members of the Compensation Committee are Messrs. Morrison (chairman), Gage, Macke and Ms. Shea.

The Audit Committee supervises and reviews the Company's accounting and financial services, makes recommendations to the Board of Directors as to nomination of independent auditors, confers with the independent auditors and internal auditors regarding the scope of their proposed audits and their audit findings, reports and recommendations, reviews the Company's financial controls, procedures and practices, approves all nonaudit services by the independent auditors and reviews transactions between the Company and its affiliates. The current members of the Audit Committee are Messrs. Mecum (chairman), Gage, Macke and Morrison. The Audit Committee met four times during the fiscal year ended December 26, 1997.

During the fiscal year ended December 26, 1997, the Board of Directors met six times. All incumbent directors attended at least 75% of all the meetings of the Board of Directors and committees that were held while they were serving on the Board of Directors or on such committee. The Company's Board of Directors and committees also act from time to time by written consent in lieu of meetings.

COMPENSATION OF DIRECTORS. Members of the Board of Directors who are not employees of the Company receive an annual retainer of $20,000 for membership on the Board of Directors, including service on committees of the Board. The directors designated and serving as the chairperson of the Audit Committee and of the Compensation Committee also receive an annual retainer of $4,000 for service as chairperson of such committee. In addition, non-employee directors receive an attendance fee of $2,500 for each regular or special meeting attended of the Board of Directors. Directors employed by the Company receive no directors' fees. The Company also reimburses reasonable travel, lodging and other incidental expenses incurred by directors in attending meetings of the Board of Directors and committees. Wendell Anderson, a member of the Company's Board of Directors, provides certain governmental and regulatory affairs consulting services to the Company, for which he was paid $144,000 plus reimbursement of expenses in 1997.

Pursuant to the Fingerhut Companies, Inc. Nonemployee Director Stock Option Plan, nonemployee directors were each granted the option to purchase 5,000 shares of Common Stock on the earlier of March 1, 1996 or the commencement of their service on the Board of Directors. In addition, each nonemployee director shall receive annual grants of options to purchase 5,000 shares of Common Stock. On April 24, 1997, Messrs. Macke and Morrison and Ms. Shea were each granted the option to purchase 5,000 shares of Common Stock at the exercise price of $14.75. On July 28, 1997, Messrs. Anderson Gage, Hubbard and Mecum were each granted the option to purchase 5,000 shares of Common Stock at the exercise price of $20.4375. These options are fully vested upon grant and terminate five years from the date of grant.

Under the Fingerhut Companies, Inc. Directors' Retainer Stock Deferral Plan, non-employee directors may elect to have all or a portion of the annual retainer for service on the Board of Directors paid in the form of shares of Common Stock. The payment may be deferred, in which case directors who elect to defer their retainer will have their deferred stock accounts credited with the number of shares equal to the deferred retainer amount divided by the market price of the Common Stock on the date the retainer was otherwise payable. Ms. Shea has elected to have all of her annual retainer paid in the form of deferred Common Stock.

                        TOTAL SHAREHOLDER RETURN INDEX

The following graph compares the cumulative total shareholder return on the Company's Common Stock ("FHT") since December 31, 1992, with the cumulative total return for the Standard & Poor's 500 Stock Index ("SP500") and the Dow Jones Retailers Broadline Index ("DJRTB") over the same period, assuming the investment of $100 on December 31, 1992 and reinvestment of all dividends.

                                    [GRAPH]

            12/31/92     12/31/93     12/31/94     12/31/95     12/31/96     12/31/97
FHT           $100         $187         $104         $ 94         $ 84         $148
SP500         $100         $110         $112         $153         $189         $252
DJRTB         $100         $ 96         $ 81         $ 92         $104         $153

           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the "Compensation Committee") consists of John M. Morrison, Edwin C. Gage, Kenneth A. Macke and Christina L. Shea, each of whom is not an employee of the Company. A subcommittee (the "Subcommittee") of the Compensation Committee currently composed of Messrs. Morrison, Macke and Ms. Shea (each a "Non-Employee Director" as defined in Rule 16b-3 of the Securities Exchange Act of 1934) approved the grant of all stock options and other stock-based long-term incentive compensation pursuant to the Company's existing stock option and incentive plans during 1997. The Subcommittee also administers the Annual Incentive Plan, as described below. All references to "Compensation Committee" set forth herein shall be deemed to include the Subcommittee described above.

COMPENSATION POLICIES. The Company's current executive compensation policies are intended to achieve three basic goals: (i) allow the Company to attract and retain the highest caliber executives; (ii) provide compensation programs that reward individual and corporate performance and motivate executives to achieve strategic corporate goals for both short-term and long-term financial results; and (iii) align the interests of executives with the interests of the Company's long-term shareholders through stock options and other stock-based awards.

The Compensation Committee believes that the most effective executive compensation program is one that provides incentives to achieve both current and longer-term strategic goals, with the ultimate objective of enhancing shareholder value. Accordingly, the Compensation Committee believes executive compensation should be comprised of both short-term cash-based programs that reward achievement of individual and Company-specific goals and long-term equity-based incentives that reward executives when the Company's Common Stock price increases for all shareholders.

The annual compensation mix provides for base salaries, as well as the opportunity to receive annual bonuses that are linked directly to financial performance of the Company and, to varying extents, to individual performance. This permits the Company to attract and retain talented executives, but makes a substantial portion of an executive officer's annual compensation dependent on the Company's performance.

The Company provides long-term equity-based compensation generally through participation in the Fingerhut Companies, Inc. Stock Option Plan (the "Stock Option Plan) and the Fingerhut Companies, Inc. 1995 Long-Term Incentive and Stock Option Plan (the "1995 Stock Option Plan"). This assures that key employees have a meaningful stake in the Company, the ultimate value of which is dependent on the Company's long-term stock price appreciation, and that the interests of employees are aligned with those of the shareholders.

The Company's compensation strategy is to: (i) target salaries at competitive median levels, (ii) target bonus opportunities to provide total annual cash compensation (salary plus bonus) that is aligned with relative performance -- top quartile pay for top quartile financial performance, median pay for median financial performance and below median pay for below median financial performance, and (iii) set annualized long-term incentive award opportunities at market levels and tie them to shareholder value creation. The principles established for the executive compensation program have guided the Compensation Committee's decisions beginning in 1997.

POLICY ON DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the tax deduction to $1 million per year for compensation paid to the executive officers named in the "Summary Compensation Table" unless certain requirements are met. The Compensation Committee has carefully considered these requirements and the regulations and has structured its programs so that bonus compensation and gains from exercises of Company stock options will be exempt from the deduction limitations. The Compensation Committee's present intention is to structure compensation to be tax deductible; however, it retains the right to authorize compensation that does not qualify for income tax deductibility.

SALARIES. Salaries generally are intended to be competitive with the median salaries paid by corporations similar in size to the Company, as indicated in independent salary surveys. The Company competes for talented executives with a wide variety of corporations, which are not necessarily the same as those referenced in the performance graph. Recently recruited executive officers' base salaries reflect their positions and experience, as well as the compensation package required to attract them to the Company in light of market factors. Executive officer salaries are not based on the Company's performance. Annual merit increases are based on a subjective evaluation of an officer's performance. As part of the annual budget process, the Company sets company-wide guidelines for merit salary increases. These guidelines provided for 4% average department-wide merit increases for exempt employees' salary reviews effective during 1997. A majority of the executive officers received salary increases in excess of the guidelines, including some increases related to the assumption of additional responsibilities. The Compensation Committee increased the Chief Executive Officer's 1997 salary to $700,000, effective April 28, 1997, from $660,000 in 1996.

ANNUAL INCENTIVE COMPENSATION. A significant portion of the executive officers' compensation is at risk each year in the form of variable annual incentive bonuses under the Fingerhut Companies, Inc. and Subsidiaries 1997 Key Management Incentive Bonus Plan (the "Bonus Plan") or the Fingerhut Companies, Inc. Annual Incentive Bonus Plan (the "Annual Incentive Plan").

BONUS PLAN. The Bonus Plan is approved annually by the Compensation Committee and is intended to provide incentives to management to achieve or exceed the Company's financial goals for that year. All executive officers other than the Chief Executive Officer, as well as all vice presidents and other management-level employees, participated in the 1997 Bonus Plan. The 1997 Bonus Plan formula had four components: paid base salary, targeted bonus percentage (based on job level), Company performance factor and individual performance objectives. In addition, the Bonus Plan allows the Chief Executive Officer to make discretionary bonus payments over and above the defined formula for extraordinary performance or, in other cases, upon the recommendation of the Compensation Committee where determined to be warranted. The proportion of the targeted bonus based on the Company's financial performance ranged from 65% for vice presidents to 70% for senior executive officers other than the Chief Executive Officer. The 1997 Bonus Plan established target and maximum bonuses of 75% and 100%, respectively, of paid base salary for vice presidents, 100% and 134%, respectively, of paid base salary for senior vice presidents and 125% and 168%, respectively, of paid base salary for the Chief Operating Officer. The Company performance factor was based on the Company's 1997 earnings per share and resulted in a 133% of target company performance factor.

An executive officer who is an officer of Metris, participated in a bonus plan similar to the Bonus Plan. Under the Metris plan, the company performance factor was based on Metris' 1997 net income and resulted in maximum payouts.

ANNUAL INCENTIVE PLAN. The Company wishes to ensure that bonuses paid to executive officers satisfy the requirements for deductibility under Section 162(m) of the Code. Accordingly, the Compensation Committee adopted the Annual Incentive Plan, which was approved by the shareholders in 1994. The Subcommittee administers the Annual Incentive Plan, determines the annual participation and performance targets, and approves all bonuses paid to executive officers of the Company pursuant to such plan. All of the members of the Subcommittee are "outside directors" as defined in the regulations promulgated under Section 162(m) of the Code. The Chief Executive Officer was the only 1997 participant. As with the Bonus Plan, the Annual Incentive Plan used a Company performance schedule based on the Company's 1997 earnings per share. It provided for a target bonus of 125% of paid base salary and a maximum bonus of 168% of paid base salary, calculated solely on the Company's 1997 earnings per share. The Chief Executive Officer received a bonus of $1,154,031 for 1997.

LONG-TERM INCENTIVE COMPENSATION. The Company's stock-based incentive plans are designed to align a significant portion of the executive compensation program with long-term shareholder interests. The Compensation Committee grants stock options to executive officers and other key employees when they commence employment with the Company or when they are promoted. The number of shares covered by a grant reflects the level of job responsibility and, in some cases, subjective factors based on recommendations of the Chief Executive Officer. In addition, the Compensation Committee has a program of annual grants.

1995 STOCK OPTION PLAN. The 1995 Stock Option Plan permits a variety of stock-based grants and awards and gives the Committee flexibility in tailoring its long-term compensation programs. During 1997, the Compensation Committee granted incentive stock options, nonqualified stock options and restricted stock under the 1995 Stock Option Plan.

STOCK OPTION PLAN. The Stock Option Plan permits grants of incentive stock options and non-qualified stock options, although the Compensation Committee has granted only non-qualified options under this Plan. These options are granted with an exercise price at the fair market value on the grant date, vest over a five-year period and expire after ten years.

In July 1997, the Compensation Committee granted a total of 681,472 incentive stock options and nonqualified stock options under the 1995 Stock Option Plan to all executive officers other than the chief executive officer, all non-executive officers and all director and manager-level employees under the annual grant program. In connection with this grant, executive officers were granted a total of 217,842 options. These options had exercise prices at fair market value on the grant date. The options granted under the 1995 Option Plan vest over a three-year period and expire after ten years. In 1997, the Compensation Committee granted to the Chief Executive Officer a total of 270,000 options, substantially all under the 1995 Stock Option Plan.

In 1997, the shareholders approved an amendment to the 1995 Stock Option Plan to increase the maximum shares available for awards or grants by 2,000,000 shares (from 2,250,000 to 4,250,000).

METRIS OPTIONS. An executive officer who is the chief executive officer of Metris was granted options to purchase the common stock of Metris. These options were granted by the Metris compensation committee.

JOHN M. MORRISON     EDWIN C. GAGE      KENNETH A. MACKE      CHRISTINA L. SHEA
CHAIRMAN             MEMBER             MEMBER                MEMBER
COMPENSATION         COMPENSATION       COMPENSATION          COMPENSATION
 COMMITTEE            COMMITTEE          COMMITTEE             COMMITTEE


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the Compensation Committee are Edwin C. Gage, Kenneth A. Macke, John M. Morrison and Christina L. Shea. Stanley S. Hubbard, a member of the Board of Directors, was a member of the Compensation Committee until April 1997 and Richard M. Kovacevich, a former member of the Board of Directors, was a member of the Compensation Committee until February 1997. For a number of years, the Company has had regular banking relationships with Norwest Bank Minnesota, N.A. ("Norwest Bank"), a subsidiary of Norwest Corporation. Mr. Kovacevich is President and Chief Executive Officer of Norwest Corporation. Norwest Bank is one of the lending banks and is a letter of credit issuing bank under the Company's revolving credit and letter of credit facility and is also the registrar and transfer agent with respect to the Common Stock. In addition, the Company and its subsidiaries maintain a number of depository and checking accounts with Norwest Bank and its affiliates. The Company paid Norwest Bank approximately $5,506,000 with respect to these services and relationships for 1997. The Company believes the terms of the various banking relationships, and the fees paid, are at least as favorable to the Company as it could have received from an unrelated third party. The amount paid is not material to either the Company or Norwest Corporation.

                            EXECUTIVE COMPENSATION

The following table sets forth cash and noncash compensation for each of the last three fiscal years to the Chief Executive Officer, each of the four other most highly compensated executive officers who were serving as executive officers at December 26, 1997:

                          SUMMARY COMPENSATION TABLE

                                                                                                AWARDS
                                                                                       RESTRICTED     SECURITIES
                                                                      OTHER ANNUAL       STOCK        UNDERLYING      ALL OTHER
                                                                      COMPENSATION       AWARDS        OPTIONS       COMPENSATION
NAME AND PRINCIPAL POSITION     YEAR     SALARY ($)     BONUS ($)        ($)(A)          ($)(B)          (#)            ($)(C)
Theodore Deikel                 1997     $  686,923    $1,154,031       $521,538        $      0        270,000        $ 21,660
 Chief Executive Officer        1996     $  640,385    $        0       $627,348        $599,995      275,000(d)       $ 15,840
                                1995     $  576,814    $  519,132       $530,797        $      0        250,000        $ 16,980

John D. Buck(e)                 1997     $  241,539    $  539,625       $ 47,706        $      0         32,500        $ 20,815
 Senior Vice President,         1996     $  186,923    $   75,000       $ 61,521        $206,250      100,000(d)       $ 19,516
 Operations, Information        1995             --            --             --              --             --              --
 Services and Human
 Resources

Peter G. Michielutti(f)         1997     $  276,923    $  500,000       $ 64,951        $      0        105,000        $ 21,164
 Executive Vice President,      1996     $  235,096    $   25,000       $ 58,523        $180,001       75,000(d)       $ 13,927
 Chief Operating Officer        1995     $  108,173    $  143,000       $ 44,188        $      0         30,000        $ 47,582
 Fingerhut Corporation

Michael P. Sherman(g)           1997     $  263,077    $  365,451       $126,779        $152,344         28,000        $ 20,973
 Senior Vice President,         1996     $  163,462    $  125,000       $172,824        $      0      140,000(d)       $181,539
 Business Development,          1995             --            --             --              --             --              --
 General Counsel

Ronald N. Zebeck(h)             1997     $500,264(i)   $  800,000       $ 37,615        $      0        200,000        $ 10,210
 Executive Vice President,      1996     $  387,773    $  600,000       $ 79,281        $290,084      656,075(d)       $ 15,840
 Chief Executive Officer        1995     $  358,481    $  478,348       $ 37,668        $      0        105,000        $ 16,980
 Metris Companies Inc.


(a) Amounts represent perquisites or other personal benefits, cash payments designated as an auto allowance, tax reimbursement payments and cash payments under the Fingerhut Corporation Profit Sharing Excess Plan. In accordance with rules of the Securities and Exchange Commission, perquisites and other personal benefits totaling less than $50,000 or 10% of a named executive officer's salary and bonus have been omitted. The perquisites or other personal benefits that exceed 25% of the amounts listed in this column for any named executive officer are: $395,779 for 1997, $415,436 for 1996 and $416,019 for 1995 for interest paid by the Company on Mr. Deikel's personal loan to pay the income tax liability on his 1992 stock option exercise; and $44,283 for 1997 for principal and interest forgiven on a loan to Mr. Sherman from the Company.

(b) The Company awarded restricted stock to the named executives (other than Mr. Sherman) on February 14, 1996 with the following vesting schedule: 25% of the shares vested on March 31, 1996 (with additional transfer restrictions until August 1996), 25% vested on March 31, 1997 and, subject to continued employment, the remaining 50% will vest on August 31, 1998. The number of shares awarded were: Theodore Deikel, 43,636 shares; Ronald Zebeck, 21,097 shares; Peter G. Michielutti, 13,091 shares; John D. Buck, 15,000 shares; and Michael P. Sherman, no shares. The Company pays dividends on both the vested and unvested portion of the restricted stock. The number of shares and value of aggregate restricted stock holdings of the named executive officers at December 26, 1997 were: Theodore Deikel, 43,636 shares, $864,538; Ronald Zebeck, 21,097 shares, $247,890; Peter G. Michielutti, 6,546 shares, $127,910; John D. Buck, 15,000, $297,188 shares; and Michael
    P. Sherman, no shares. The Company awarded 7,500 shares of restricted stock to Mr. Sherman on January 22, 1998, as part of his 1997 incentive compensation. These shares vest in three equal annual installments. Dividends are paid on each of these restricted stock awards.

(c) Amounts disclosed in this column for 1997, except as to Mr. Zebeck, include discretionary profit sharing contributions of $12,320 under the Fingerhut Corporation Profit Sharing and 401(k) Savings Plan, distributions of $6,400 under the Fingerhut Corporation Fixed Contribution Retirement Plan, a 401(k) matching distribution and premiums paid on term life insurance of $540. For each of Messrs. Deikel, Buck, Michielutti and Sherman, the Company matched contributions to the 401(k) in the amounts of $2,400, $1,555, $1,904 and $1,753, respectively. The 1997 amount for Mr. Zebeck includes a discretionary profit sharing contribution of $4,800 under the Metris Retirement Plan, a matching 401(k) distribution by Metris of $4,750 and premiums paid on life insurance of $660. In 1998, the Compensation Committee approved a distribution equivalent to the contribution that each of Messrs. Buck, Michielutti and Sherman would have received but for the one-year waiting period under each of the Profit Sharing and 401(k) Savings Plan and the Fixed Contribution Retirement Plan. In addition, the 1995 amount for Mr. Michielutti and the 1996 amount for Mr. Sherman include relocation expenses of $35,453 and $164,506, respectively.

(d) Includes options to purchase the common stock of Metris, as follows: 275,000 shares for Mr. Deikel, 50,000 shares for Mr. Michielutti and 5,000 shares for each of Messrs. Buck and Sherman, 200,000 for Mr. Zebeck in 1997 and 656,075 for Mr. Zebeck in 1996. The 1996 grant to Mr. Zebeck reflects the conversion of the financial services business equity portion of his 1994 tandem option agreement to options to purchase Metris Common Stock. Each of these options were granted by the Metris compensation committee

(e) Mr. Buck commenced employment with the Company in March 1996. As part of his offer of employment, he received a hiring bonus at the time of his employment with the Company, which is included under the Bonus heading in the table.

(f) Mr. Michielutti commenced employment with the Company in July 1995. As part of his offer of employment, he received a hiring bonus at the time of his employment with the Company, which is included under the Bonus heading in the table.

(g) Mr. Sherman commenced employment with the Company in May 1996. As part of his offer of employment, he received a hiring bonus at the time of his employment with the Company, which is included under the Bonus heading in the table.

(h) Mr. Zebeck's compensation is paid by Metris and, following the October 1996 initial public offering, determined by the Metris compensation committee.

(i) Amount includes $29,110 representing a one-time payout of accrued vacation due to a change in vacation policy.


PENSION PLAN. Fingerhut Corporation ("Fingerhut") maintains a noncontributory defined benefit plan (the "Pension Plan") for substantially all of its non-union employees (and the non-union employees of certain of the Company's other subsidiaries) who have completed at least one year of service. Under the Pension Plan, the current service pension credit of a participant for each year is equal to the sum of .82% of his or her certified earnings not in excess of Social Security covered compensation for that plan year and 1.40% of the balance of his or her certified earnings for that year. Retirement benefits under the Pension Plan are the sum of the pension credits for each year of service. Participants are 100% vested after completion of at least five years of service or if they are at least age 65 upon termination of employment. The Pension Plan also provides reduced early retirement benefits for participants who have attained age 55 and have at least five years of service. In addition, the Company adopted a nonqualified supplemental pension plan to provide certain officers the benefits that would be payable under the Pension Plan but for the reduction in the limitation on compensation imposed by Code section 401(a)(17) and based on the limitation in effect under Code section 415(b)(1)(A). The estimated combined annual benefit payable at age 65 for the named executives under the qualified plan and the nonqualified plan is: Mr. Deikel, $68,861; Mr. Buck, $54,638; Mr. Michielutti, $85,132; Mr.
Sherman, $69,837; and Mr. Zebeck, $1,755.


SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Compensation Committee adopted on February 14, 1996, a Supplemental Executive Retirement Plan (the "SERP") that covers officers or other senior management employees of Fingerhut selected for participation by the Compensation Committee. Under the SERP, Fingerhut will pay a benefit to a participant whose employment relationship with Fingerhut is completely severed either (a) at or after age 65 with five years of service or (b) at or after age 55, if the participant has five years of service, excluding service prior to January 1, 1996, and the sum of the participant's age and total years of service equals at least 70. Service includes service to Fingerhut, and any other service the Compensation
Committee, in its discretion, recognizes. The annual retirement benefit payable under the SERP equals 60% of the average of the participant's highest three salary and bonus years with Fingerhut, multiplied by a fraction (not greater than one) equal to (x) the participant's years of service over (y)
30, and subtracting the offset. The offset is the sum of (i) the participant's Social Security benefit, (ii) the amount of the participant's benefit from the Fingerhut Corporation Pension Plan and the Fingerhut Corporation Pension Excess Plan, (iii) 75% of the participant's balance in the Fingerhut Corporation Profit Sharing Plan, and (iv) the dollars credited or paid to the participant under the Fingerhut Corporation Profit Sharing
Excess Plan. Upon a change in control of the Company, a termination of the participant's employment would be deemed to have occurred and, for purposes of determining eligibility for benefits, a participant that is at least 65 years old would be deemed to have completed five years of service. If a participant dies before the participant's employment terminates, the death will be treated as a termination of employment and the participant will be deemed to have completed five years of service. Payments under the SERP will be in the form of a single lump sum that is the actuarial equivalent of annual benefits payable, to be made as soon as practicable after the end of the year in which employment ends. The estimated annual benefits payable under the SERP upon retirement at age 65 for the Chief Executive Officer and each of the other named executive officers who are participants in the SERP are as follows: Mr. Deikel, $406,398; Mr. Buck, $0; Mr. Michielutti, $0; and Mr. Sherman, $0. One actuarial assumption underlying these estimates is that these officers will remain participants in the SERP. Mr. Zebeck, as Chief Executive Officer of Metris, is not a participant in the SERP. The estimates are also based on the assumptions that current salaries remain unchanged. The following table shows information concerning stock options granted by the Company and Metris during the fiscal year ended December 26, 1997 for the named executives.

                      OPTION GRANTS IN LAST FISCAL YEAR

                                   INDIVIDUAL GRANTS
                         NUMBER OF
                         SECURITIES       % OF TOTAL
                         UNDERLYING         OPTIONS                                        GRANT DATE
                          OPTIONS         GRANTED TO       EXERCISE PRICE   EXPIRATION      PRESENT
NAME                    GRANTED (#)    EMPLOYEES IN 1997     ($/SHARE)         DATE       VALUE ($)(A)
Theodore Deikel          250,000(b)          22.3%            $20.3125        8/20/07      $2,680,550
                          20,000(c)           1.8%            $20.3125        9/20/07      $  214,440

John D. Buck              32,500(d)           2.9%            $20.4375        7/28/07      $  339,085

Peter G. Michielutti      25,000(e)           2.2%            $14.75          4/24/07      $  198,915
                          25,000(f)           2.2%            $14.75          5/24/07      $  198,915
                          55,000(d)           4.9%            $20.4375        7/28/07      $  573,837

Michael P. Sherman        28,000(d)           2.5%            $20.4375        7/28/07      $  292,135

Ronald N. Zebeck         200,000(g)          62.8%            $39.69          8/25/07      $5,650,600


(a) These dollar amounts are the result of calculations of the present value of the grant at the date of grant using the Black-Scholes option pricing method. The actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the Metris common stock.

(b) These options were granted on August 20, 1997, under the 1995 Stock Option Plan and vest in three equal annual installments. The percent is of the total options granted by the Company in 1997. For the grant date present value, the following assumptions were used: 1.1% dividend yield, 44.41% expected volatility, 6.22% risk-free interest rate and 7.32 years expected lives.

(c) These options were granted on August 20, 1997, under the Stock Option Plan and vest in 20% annual increments. The percent is of the total options granted by the Company in 1997. For the grant date present value, the following assumptions were used: 1.1% dividend yield, 44.41% expected volatility, 6.22% risk-free interest rate and 7.32 years expected lives.

(d) These options were granted on July 28, 1997, under the 1995 Stock Option Plan and vest in three equal annual installments. The percent is of the total options granted by the Company in 1997. For the grant date present value, the following assumptions were used: 1.1% dividend yield, 44.49% expected volatility, 6.17% risk-free interest rate and 7.32 years expected lives.

(e) These options were granted on April 24, 1997, under the 1995 Stock Option Plan and vest in three equal annual installments. The percent is of the total options granted by the Company in 1997. For the grant date present value, the following assumptions were used: 1.1% dividend yield, 44.03% expected volatility, 6.87% risk-free interest rate and 7.32 years expected lives.

(f) These options were granted on April 24, 1997, under the Stock Option Plan and vest in three equal annual installments. The percent is of the total options granted by the Company in 1997. For the grant date present value, the following assumptions were used: 1.1% dividend yield, 44.03% expected volatility, 6.87% risk-free interest rate and 7.32 years expected lives.

(g) These options were granted by Metris under the Metris Companies Inc. Long-Term Incentive and Stock Option Plan. They vest 50% on the second anniversary of the grant date and 50% on the fourth anniversary of the grant date. The percent is of the total options granted by Metris in 1997. For the grant date present value, the following assumptions were used: .11% dividend yield, 68.2% expected volatility, 6.34% risk-free interest rate and 7 years expected lives.

The following table indicates for each of the named executives information concerning stock options exercised during 1997 and the number and value of exercisable and unexercisable in-the-money options granted by the Company and Metris as of December 26, 1997.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION VALUES

                                                                              VALUE OF
                                                            NUMBER OF        UNEXERCISED
                                                           UNEXERCISED      IN-THE-MONEY
                                                           OPTIONS AT        OPTIONS AT
                                                          12/26/97 (#)     12/26/97 ($)(A)
                        SHARES ACQUIRED      VALUE        EXERCISABLE/      EXERCISABLE/
NAME                    ON EXERCISE (#)   REALIZED ($)    UNEXERCISABLE     UNEXERCISABLE
Theodore Deikel                 --               --         4,585,868        $59,156,779
                                                              353,334        $   401,045

John D. Buck                    --               --            25,833        $   207,759
                                                              106,667        $   514,846

Peter G. Michielutti         5,000          $29,690            20,000        $   103,750
                                                              185,000        $ 1,127,500

Michael P. Sherman              --               --            27,000        $   254,188
                                                              141,000        $   806,750

Ronald N. Zebeck                --               --           558,372        $13,537,343
                                                              402,703        $ 4,839,452

(a) The value of unexercised in-the-money options represents the aggregate difference between the market value on December 26, 1997, based on the closing price of the Common Stock as reported on the New York Stock Exchange or the closing price of Metris common stock as reported on the Nasdaq National Market, as the case may be, and the applicable exercise prices.

ARRANGEMENTS WITH MANAGEMENT. In consideration of Mr. Deikel's agreement to exercise stock options in December 1992, the Company agreed to pay Mr. Deikel additional compensation in an amount equal to the interest incurred on the personal loan taken out by him to fund the income tax liability incurred as a result of his exercise of the stock options, although not to pay a "tax gross up" on the amount of the additional compensation. The Company will pay such compensation until December 21, 1999, whether or not Mr. Deikel is an officer, director or employee of the Company. The proceeds of any sales of the shares acquired in the option exercise will be deemed to repay the loan and reduce the Company's obligation.

CHANGE OF CONTROL ARRANGEMENTS. The Company has entered into Change of
Control Severance Agreements (each, a "Severance Agreement") with certain executive officers of the Company, including the named executive officers, which provide for a three year and three month term that is extended to a date that is the one year anniversary of a "Change of Control" or "Imminent Change of Control" event (as defined in the Severance Agreement); provided, however, that Mr. Zebeck's Severance Agreement will terminate at such time as a proposed spin-off of shares of Metris held by the Company occurs. Such proposed spin-off is subject to the approval of the Board of Directors, the receipt of a ruling from the Internal Revenue Service and market conditions. Each Severance Agreement provides to eligible executive officers guaranteed salaries, bonuses, benefits and severance payments upon the occurrence of certain terminations of employment during the two-year period following a Change of Control event. Each Severance Agreement states that, upon the occurrence of a Change of Control event, each applicable executive officer will be paid an annual salary at least equal to 12 times such officer's highest monthly base salary paid during the 12 month period prior to the Change of Control event (the "Guaranteed Base Salary"). In addition, such executive officer will be entitled to receive a bonus payment in an amount calculated as if such officer achieved all performance goals as set forth in a Company bonus plan or arrangement or, alternatively, a higher amount based on such officer's actual performance under any existing Company bonus plan or arrangement (the "Guaranteed Bonus"). Such executive officer will also be entitled to participate in all Company welfare benefit, incentive, savings and retirement plans and to receive other Company fringe benefits on terms no less favorable than the most favorable terms offered to other executive officers as in effect during the 90 day period preceding to the date of the applicable Change of Control event. All outstanding stock options granted to the executive officer will become fully vested upon the occurrence of a Change of Control event or, to the extent such options are forfeited, the executive officer will be entitled to receive a cash payment equal to the aggregate difference between the fair market value of Company stock underlying such forfeited options and the exercise price to purchase such stock.

Each Severance Agreement provides that eligible executive officers will be entitled to receive severance payments upon (i) termination of employment by the Company for reasons other than "Cause" (as defined in the Severance Agreement), (ii) termination of employment by such executive officer for "Good Reason" (as defined in the Severance Agreement) or (iii) termination of employment by such executive officer at any time during the thirteenth month following the date of the applicable Change of Control event. Eligible executive officers will be entitled to receive (a) an amount equal to the Guaranteed Base Salary and accrued vacation through the applicable termination date, (b) a lump sum payment in cash equal to three times the officer's Guaranteed Base Salary plus the highest Guaranteed Bonus paid to such officer during the preceding two years, (c) a pro rata Guaranteed Bonus for the year of termination, (d) all deferred amounts under any Company nonqualified deferred compensation or pension plan, together with accrued but unpaid earnings thereon, (e) an amount equal to the unvested portion of the executive officer's accounts, accrued benefits or payable amounts under any qualified plan, and certain pension, profit sharing and retirement plans maintained by the Company and (f) an amount equal to fees and costs charged by an outplacement firm retained by the executive officer to provide outplacement services unless the Company has paid such fees and costs directly to the outplacement firm. In addition, the Company has agreed, for a three year period following the applicable executive officer's termination date, to continue to provide to such executive officer certain welfare benefits including, but not limited to, medical, dental, disability, salary continuance, individual life and travel accident insurance on terms at least as favorable as provided to other executives during the 90 day period preceding the Change of Control event.

Each Severance Agreement provides that the Company shall make an additional "gross up payment" to the applicable executive officer who receives payments in connection with the Severance Agreement to offset fully the effect of any excise tax imposed under Section 4999 of the Code or any similar tax payable under federal, state or local law. The Company will not be able to deduct the entire amount of payments made by the Company to executive officers under the Severance Agreement that give rise to an excise tax imposed on all or a portion of such payments under Section 4999 of the Code.

              PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS

The Audit Committee has recommended, and the Board of Directors has approved, the selection of KPMG Peat Marwick LLP, as independent auditors of the Company and its subsidiaries for the fiscal year ending December 25, 1998. KPMG Peat Marwick LLP has served as the Company's independent auditors since 1989.

Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement and answer appropriate shareholder questions. Shareholders may submit questions concerning the financial statements of the Company either orally at the Annual Meeting or in writing before the Annual Meeting.

A vote of a majority of all shares present in person or by proxy and voting at the Annual Meeting is necessary for ratification of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending December 15, 1998.

THE BOARD OF DIRECTORS RECOMMENDS THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 25, 1998.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following information concerning ownership of the Company's Common Stock is furnished as of February 28, 1998 (except as otherwise indicated) with respect to all persons known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership within 60 days.

                                      NUMBER OF SHARES
NAME                                 BENEFICIALLY OWNED   PERCENT OF CLASS

Pioneering Management Corporation       2,690,000(1)             5.8%
60 State Street
Boston, MA 02109

ICM Asset Management, Inc.              2,459,133(2)             5.3%
601 W. Main Avenue
Spokane, WA 99201

NewSouth Capital Management, Inc.       4,283,085(3)             9.2%
1000 Ridgeway Loop Road
Suite 233
Memphis, TN 38120

Theodore Deikel                         5,741,348(4)            11.3%
4400 Baker Road
Minnetonka, MN 55343

(1) Based on a Schedule 13G dated January 22, 1997 prepared by Pioneering Management Corporation.

(2) Based on a Schedule 13G dated February 10, 1998 prepared by ICM Asset Management.

(3) Based on a Schedule 13G dated February 12, 1998 prepared by NewSouth Capital Management, Inc.

(4) Includes 4,310,868 shares that Mr. Deikel has the right to acquire within 60 days of February 28, 1998 through the exercise of stock options and 6,191 shares held by Mr. Deikel's son, as to which he disclaims beneficial ownership.

The following information concerning ownership of the Company's Common Stock (Metris common stock in certain cases) is furnished as of February 28, 1998 with respect to (i) each of the current directors and nominees for director of the Company; (ii) each of the named executive officers and (iii) all directors and executive officers as a group. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership within 60 days.

                                                       COMMON STOCK                     METRIS COMMON STOCK
                                              NUMBER OF SHARES     PERCENT OF     NUMBER OF SHARES     PERCENT OF
NAME                                         BENEFICIALLY OWNED      CLASS       BENEFICIALLY OWNED      CLASS
Theodore Deikel                                  5,741,348(1)         11.3%           275,000(2)          1.4%

Wendell R. Anderson                                 10,000(3)           *               5,000              *

Edwin C. Gage                                       63,800(4)           *

Stanley S. Hubbard                                  10,000(3)           *

Kenneth A. Macke                                    20,000(3)           *

Dudley C. Mecum                                     11,000(3)           *               1,000              *

John M. Morrison                                   105,000(3)           *

Christina L. Shea                                    5,000(3)           *

John D. Buck                                        70,350(5)           *

Peter G. Michielutti                                40,079(5)           *               1,900

Michael P. Sherman                                  35,191(5)           *               2,000              *

Ronald N. Zebeck                                    67,549(5)           *             649,607(7)          3.3%

All directors and executive officers as a
group (19 persons)                               6,525,641(6)         12.7%           934,508(7)          4.6%


* Less than 1% of the outstanding Common Stock.

(1) Includes 4,310,868 shares that Mr. Deikel has the right to acquire within 60 days of February 28, 1998 through the exercise of stock options and 6,191 shares held by Mr. Deikel's son, as to which he disclaims beneficial ownership.

(2) Includes 275,000 shares that Mr. Deikel has the right to acquire within 60 days of February 28, 1998 through the exercise of stock options.

(3) The numbers of shares beneficially owned by each of Messrs. Anderson, Hubbard and Mecum include 10,000 shares that such directors have the right to acquire within 60 days of February 28, 1998 through the exercise of stock options. The numbers of shares beneficially owned by each of Messrs. Morrison and Macke and Ms. Shea include 5,000 shares that such directors have the right to acquire within 60 days of February 28, 1998 through the exercise of stock options. The number of shares beneficially owned by Ms. Shea does not include shares held in her deferred stock account pursuant to her election under the Fingerhut Companies, Inc. Directors' Retainer Stock Deferral Plan.

(4) Share ownership shown includes 10,000 shares that Mr. Gage has the right to acquire within 60 days of February 28, 1998 through the exercise of stock options and 6,900 shares held by Mr. Gage's wife, as to which he disclaims beneficial ownership.

(5) The numbers of shares beneficially owned by each of Messrs. Buck, Michielutti, Sherman and Zebeck include 39,166, 33,333, 27,000 and 55,000 shares, respectively, that such officers have the right to acquire within 60 days of February 28, 1998, through the exercise of stock options.

(6) Includes 4,793,418 shares that the directors and executive officers have the right to acquire within 60 days of February 28, 1998 through the exercise of stock options.

(7) Includes 639,607 shares that Mr. Zebeck has the right to acquire within 60 days of February 28, 1998 through the exercise of stock options.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. The Company has adopted procedures to assist its directors and executive officers in complying with Section 16(a) of the Securities Exchange

Act of 1934, which include assisting the director or officer in preparing forms for filing. The Company believes that all of its executive officers and directors complied in 1997 with all applicable stock ownership reporting requirements, except that James M. Wehmann failed to file a Form 4 on a timely basis reporting a sale in connection with an option exercise transaction, Peter
G. Michielutti made a gift of shares and was granted stock options neither of which transactions were reported on a Form 5 and Theodore Deikel made a gift of shares which was inadvertently not reported on his Form 5 for the fiscal year ended December 26, 1997. Amended Forms reporting the transactions were filed promptly after the oversights were discovered.

              ARRANGEMENTS AND TRANSACTIONS WITH RELATED PARTIES

Wendell Anderson, a member of the Company's Board of Directors, provides certain governmental and regulatory affairs consulting services to the Company, for which he was paid $144,000 in 1997.

              SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Proposals of shareholders intended to be presented at the next annual meeting of shareholders must be received in the Company's principal executive offices no later than November 30, 1998 for inclusion in the Company's proxy materials. Proposals should be mailed to Fingerhut Companies, Inc., 4400 Baker Road, Minnetonka, Minnesota 55343, Attention: Secretary.

PLEASE SIGN AND DATE THE ENCLOSED PROXY (OR VOTING INSTRUCTIONS CARD) AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED FOR THAT PURPOSE.

                                   BY ORDER OF THE BOARD OF DIRECTORS

                                   /s/ Michael P. Sherman
                                   Michael P. Sherman
                                   Secretary


March 31, 1998

PROXY
                          FINGERHUT COMPANIES, INC.
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints THEODORE DEIKEL and MICHAEL P. SHERMAN as Proxies each with the power to appoint his substitute, and hereby authorizes them to vote all of the shares of Common Stock of Fingerhut Companies, Inc. the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Wednesday, May 6, 1998, or any adjournment thereof, as specified below on the following matters which are further described in the Proxy Statement related hereto:

1.  ELECTION OF DIRECTORS

   [ ] FOR all nominees listed below
       (EXCEPT AS MARKED TO THE CONTRARY)

   [ ] WITHHOLD AUTHORITY
       TO VOTE FOR ALL NOMINEES LISTED BELOW

 INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE
               A LINE THROUGH HIS OR HER NAME IN THE LIST BELOW:

        STANLEY S. HUBBARD     KENNETH A. MACKE     CHRISTINA L. SHEA

2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 25, 1998:

                    [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING.

                                    (OVER)

                         (CONTINUED FROM OTHER SIDE)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MATTER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN ITEM 1 AND FOR PROPOSAL 2. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by partner or other authorized person.

                                             ___________________________________
                                                       Signature


                                             ___________________________________
                                                   Signature if held jointly

                                             Dated: _______________________ 1998

               PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                       PROMPTLY IN THE ENCLOSED ENVELOPE.


                          FINGERHUT COMPANIES, INC.
                             1998 ANNUAL MEETING

                              Minneapolis Hilton
                         1001 Marquette Avenue South
                            Minneapolis, Minnesota

                                 MAY 6, 1998
                           11:00 A.M. CENTRAL TIME



                        [LOGO] FINGERHUT COMPANIES, INC.